As filed with the Securities and Exchange Commission on April 1, 2021

Registration Nos. 333-179608

333-188691

333-194847

333-198579

333-202852

333-210393

333-216906

333-223953

333-230441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179608

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-188691

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194847

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198579

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202852

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210393

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216906

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223953

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230441

UNDER

THE SECURITIES ACT OF 1933

Synacor, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-1542712
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

(Address of Principal Executive Offices) (Zip Code)

Synacor, Inc. 2000 Stock Plan

Synacor, Inc. 2006 Stock Plan

Synacor, Inc. 2012 Equity Incentive Plan

Synacor, Inc. Amended and Restated 2012 Equity Incentive Plan

Synacor, Inc. Special Purpose Recruitment Plan

Written Compensatory Arrangements with Jonathan White

Synacor, Inc. Inducement Grant Stock Option Agreement

(Full Title of the Plans)

Himesh Bhise

President and Chief Executive Officer

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

(716) 853-1362

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Synacor, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-179608, filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2012, registering the offer and sale of (i) 454,433 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant issuable pursuant to the Synacor, Inc. 2000 Stock Plan, (ii) 3,689,232 shares of Common Stock issuable pursuant to the Synacor, Inc. 2006 Stock Plan, and (iii) 1,000,000 shares of Common Stock issuable pursuant to the Synacor, Inc. 2012 Equity Incentive Plan (the “2012 Plan”);

•

Registration Statement No.  333-188691, filed with the Commission on May 17, 2013, registering the offer and sale of (i) 15,000 shares of Common Stock issuable pursuant to a Written Compensatory Arrangement with Jonathan White dated December 11, 2007, (ii) 1,500 shares of Common Stock issuable pursuant to a Written Compensatory Arrangement with Jonathan White dated February 7, 2008, (iii) 1,087,938 shares of Common Stock issuable pursuant to the 2012 Plan and (iv) 1,000,000 shares of Common Stock issuable pursuant to the Synacor, Inc. Special Purpose Recruitment Plan;

•	Registration Statement No. 333-194847, filed with the Commission on March 28, 2014, registering the offer and sale of 1,094,603 shares of Common Stock issuable under the 2012 Plan;

•

Registration Statement No.  333-198579, filed with the Commission on September 5, 2014, registering the offer and sale of 2,001,338 shares of Common Stock issuable under the Synacor, Inc. Inducement Grant Stock Option Agreement;

•	Registration Statement No. 333-202852, filed with the Commission on March 18, 2015, registering the offer and sale of 1,095,668 shares of Common Stock issuable under the 2012 Plan;

•	Registration Statement No. 333-210393, filed with the Commission on March 24, 2016, registering the offer and sale of 1,199,331 shares of Common Stock issuable under the 2012 Plan;

•	Registration Statement No. 333-216906, filed with the Commission on March 23, 2017, registering the offer and sale of 1,238,938 shares of Common Stock issuable under the 2012 Plan;

•

Registration Statement No.  333-223953, filed with the Commission on March 27, 2018, registering the offer and sale of 1,551,350 shares of Common Stock issuable under the Synacor, Inc. Amended and Restated 2012 Equity Incentive Plan (the “A&R 2012 Equity Plan”); and

•	Registration Statement No. 333-230441, filed with the Commission on March 22, 2019, registering the offer and sale of 1,561,103 shares of Common Stock issuable under the A&R 2012 Plan.

These Post-Effective Amendments are being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold. On February 10, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Registrant, CLP SY Holding, LLC, a Delaware limited liability company (“Parent”), and SY Merger Sub Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser offered to purchase all outstanding shares of Common Stock (the “Offer”).

On April 1, 2021, following the expiration of the Offer and Purchaser’s acceptance of, and payment for, the shares of Common Stock tendered in the Offer, pursuant to the terms of the Merger Agreement, Purchaser was merged with and into the Registrant with the Registrant continuing as the surviving corporation after the merger (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Registrant intends to file a Certification and Notice of Termination of Registration on Form 15 with the Commission with respect to its Common Stock. As a result of the Merger, no additional shares of Common Stock will be offered or sold under the Registration Statements.

In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on this 1st day of April, 2021.

SYNACOR, INC.

By:	/s/ Timothy J. Heasley
Timothy J. Heasley
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.